UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Centerplace, Inc. (f/k/a Volume Services America Holdings, Inc.)

(Name of Issuer)

Income Deposit Securities

(Title of Class of Securities)

15200E204

(CUSIP Number)

December 31, 2007

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)

[   ] Rule 13d-1(c)

[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 15200E204	13G	Page 2 of 24 Pages

1.	Name of Reporting Person: Blackstone Management Associates II L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) [ ] (b) [X]
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
11.	Percent of Class Represented by Amount in Row (9): 0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 15200E204	13G	Page 3 of 24 Pages

1.	Name of Reporting Person: Blackstone Capital Partners II Merchant Banking Fund L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) [ ] (b) [X]
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
11.	Percent of Class Represented by Amount in Row (9): 0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 15200E204	13G	Page 4 of 24 Pages

1.	Name of Reporting Person: Blackstone Offshore Capital Partners II L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) [ ] (b) [X]
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
11.	Percent of Class Represented by Amount in Row (9): 0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 15200E204	13G	Page 5 of 24 Pages

1.	Name of Reporting Person: VSI Management I L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) [ ] (b) [X]
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
11.	Percent of Class Represented by Amount in Row (9): 0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 15200E204	13G	Page 6 of 24 Pages

1.	Name of Reporting Person: BCP Volume L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) [ ] (b) [X]
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
11.	Percent of Class Represented by Amount in Row (9): 0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 15200E204	13G	Page 7 of 24 Pages

1.	Name of Reporting Person: BCP Offshore Volume L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) [ ] (b) [X]
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
11.	Percent of Class Represented by Amount in Row (9): 0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 15200E204	13G	Page 8 of 24 Pages

1.	Name of Reporting Person: VSI Management Direct L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) [ ] (b) [X]
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
11.	Percent of Class Represented by Amount in Row (9): 0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 15200E204	13G	Page 9 of 24 Pages

1.	Name of Reporting Person: Peter G. Peterson
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) [ ] (b) [X]
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
11.	Percent of Class Represented by Amount in Row (9): 0%
12.	Type of Reporting Person (See Instructions): IN

CUSIP No. 15200E204	13G	Page 10 of 24 Pages

1.	Name of Reporting Person: Stephen A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) [ ] (b) [X]
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
11.	Percent of Class Represented by Amount in Row (9): 0%
12.	Type of Reporting Person (See Instructions): IN

Item 1.

(a)

Name of Issuer: Centerplate, Inc.

(b)

Address of Issuer’s Principal Executive Offices: 2187 Atlantic Street, Stamford, CT 06902

Item 2.

(a)

Name of Person Filing:

Blackstone Management Associates II L.L.C.

Blackstone Capital Partners II Merchant Banking Fund L.P.

Blackstone Offshore Capital Partners II L.P.

VSI Management I L.L.C.

BCP Volume L.P.

BCP Offshore Volume L.P.

VSI Management Direct L.P.

Peter G. Peterson

Stephen A. Schwarzman

(b)

Address of Principal Business Office or, if none, Residence

The principal business office address of each of the reporting persons above is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(c)

Citizenship

Blackstone Management Associates II L.L.C. - Delaware

Blackstone Capital Partners II Merchant Banking Fund L.P. - Delaware

Blackstone Offshore Capital Partners II L.P. - Cayman Islands

VSI Management I L.L.C. - Delaware

BCP Volume L.P. - Delaware

BCP Offshore Volume L.P. - Cayman Islands

VSI Management Direct L.P. - Delaware

Peter G. Peterson - United States

Stephen A. Schwarzman - United States

(d)

Title of Class of Securities

Income Deposit Security

(e)

CUSIP Number

15200E204

Item 3.

If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	/ /	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)	/ /	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)	/ /	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)	/ /	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e)	/ /	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f)	/ /	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	/ /	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
(h)	/ /	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	/ /	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	/ /	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.

Ownership.

In accordance with an amended and restated stockholders agreement with the Issuer, on December 5, 2007, BCP Volume L.P. (“BCP Volume”), BCP Offshore Volume L.P. (“BCP Offshore”) and VSI Management Direct L.P. (“Management Direct”) each exchanged a portion of the shares of common stock, par value $0.01 per share (“Common Stock”) of the Issuer previously reported as owned by them for 13.5% subordinated notes due 2013 of the Issuer, which the Issuer then combined with all of the remaining shares of Common Stock previously held by BCP Volume, BCP Offshore and Management Direct to form the Income Deposit Securities that were sold in a secondary offering of the Issuer’s Income Deposit Securities.

As of December 5, 2007, the Reporting Persons no longer beneficially owned any Income Deposit Securities.

Item 5.

Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  [X]

Item 6.

Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.

Identification and Classification of Members of the Group.

Not applicable.

Item 9.

Notice of Dissolution of Group.

Not applicable.

Item 10.

Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BLACKSTONE MANAGEMENT ASSOCIATES II L.L.C.

By: /s/ Robert L. Friedman

Name:  Robert L. Friedman

Title:    Authorized Signatory

Dated: February 13, 2008

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BLACKSTONE CAPITAL PARTNERS II MERCHANT BANKING FUND L.P.

By:

Blackstone Management Associates II L.L.C., as General Partner

By: /s/ Robert L. Friedman

Name: Robert L. Friedman

Title:   Authorized Signatory

Dated: February 13, 2008

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BLACKSTONE OFFSHORE CAPITAL PARTNERS II L.P.

By:

Blackstone Management Associates II L.L.C., as General Partner

By: /s/ Robert L. Friedman

Name: Robert L. Friedman

Title:   Authorized Signatory

By:

Blackstone Service (Cayman) LDC, as Administrative General Partner

By:  /s/ Robert L. Friedman

Name: Robert L. Friedman

Title:   Authorized Signatory

Dated: February 13, 2008

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

VSI MANAGEMENT I L.L.C.

By:

Blackstone Management Associates II L.L.C., as Managing Member

By: /s/ Robert L. Friedman

Name: Robert L. Friedman

Title:   Authorized Signatory

Dated: February 13, 2008

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BCP VOLUME L.P.

By:

Blackstone Capital Partners II Merchant Banking Fund L.P., as General Partner

By:

Blackstone Management Associates II

L.L.C., as General Partner

By: /s/ Robert L. Friedman

Name: Robert L. Friedman

Title:

Authorized Signatory

Dated: February 13, 2008

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BCP OFFSHORE VOLUME L.P.

By:

Blackstone Offshore Capital Partners II L.P.

By:

Blackstone Management Associates II

L.L.C., as General Partner

By:  /s/ Robert L. Friedman

Name: Robert L. Friedman

Title:   Authorized Signatory

By:

Blackstone Service (Cayman) LDC,

as Administrative General Partner

By:  /s/ Robert L. Friedman

Name: Robert L. Friedman

Title:   Authorized Signatory

Dated: February 13, 2008

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

VSI MANAGEMENT DIRECT L.P.

By:  VSI Management I L.L.C.

By:

Blackstone Management Associates II

L.L.C., as Managing Member

By: /s/ Robert L. Friedman

Name: Robert L. Friedman

Title:   Authorized Signatory

Dated: February 13, 2008

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Peter G. Peterson

Peter G. Peterson

Dated: February 13, 2008

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Stephen A. Schwarzman

Stephen A. Schwarzman

Dated: February 13, 2008

EXHIBIT INDEX

A.

Joint Filing Agreement, dated February 13, 2008, by and among (i) Blackstone Management Associates II L.L.C; (ii) Blackstone Capital Partners II Merchant Banking Fund L.P.; (iii) Blackstone Offshore Capital Partners II L.P; (iv) VSI Management I L.L.C.; (v) BCP Volume L.P.; (vi) BCP Offshore Volume L.P.; (vii) VSI Management Direct L.P.; (viii) Peter G. Peterson; and (ix) Stephen A. Schwarzman.

Exhibit A

JOINT FILING AGREEMENT

This will confirm the agreement by and among all the undersigned that the Schedule 13G filed on or about this date with respect to the beneficial ownership of securities of Centerplate, Inc. is being filed on behalf of each of the undersigned.  This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: February 13, 2008

BLACKSTONE MANAGEMENT ASSOCIATES II L.L.C.

By: /s/ Robert L. Friedman

Name:  Robert L. Friedman

Title:    Authorized Signatory

BLACKSTONE CAPITAL PARTNERS II MERCHANT BANKING FUND L.P.

By:

Blackstone Management Associates II L.L.C., as General Partner

By: /s/ Robert L. Friedman

Name: Robert L. Friedman

Title:   Authorized Signatory

BLACKSTONE OFFSHORE CAPITAL PARTNERS II L.P.

By:

Blackstone Management Associates II L.L.C., as General Partner

By: /s/ Robert L. Friedman

Name: Robert L. Friedman

Title:   Authorized Signatory

By:

Blackstone Service (Cayman) LDC, as Administrative General Partner

By:  /s/ Robert L. Friedman

Name: Robert L. Friedman

Title:   Authorized Signatory

VSI MANAGEMENT I L.L.C.

By:

Blackstone Management Associates II L.L.C., as Managing Member

By: /s/ Robert L. Friedman

Name: Robert L. Friedman

Title:   Authorized Signatory

BCP VOLUME L.P.

By:

Blackstone Capital Partners II Merchant Banking Fund L.P., as General Partner

By:

Blackstone Management Associates II

L.L.C., as General Partner

By: /s/ Robert L. Friedman

Name: Robert L. Friedman

Title:

  Authorized Signatory

BCP OFFSHORE VOLUME L.P.

By:

Blackstone Offshore Capital Partners II L.P.

By:

Blackstone Management Associates II

L.L.C., as General Partner

By:  /s/ Robert L. Friedman

Name: Robert L. Friedman

Title:   Authorized Signatory

By:

Blackstone Service (Cayman) LDC,

as Administrative General Partner

By:  /s/ Robert L. Friedman

Name: Robert L. Friedman

Title:   Authorized Signatory

VSI MANAGEMENT DIRECT L.P.

By:  VSI Management I L.L.C.

By:

Blackstone Management Associates II

L.L.C., as Managing Member

By: /s/ Robert L. Friedman

Name: Robert L. Friedman

Title:   Authorized Signatory

/s/ Peter G. Peterson

Peter G. Peterson

/s/ Stephen A. Schwarzman

Stephen A. Schwarzman